Exhibit 99.1

Yuma Energy, Inc.

NEWS RELEASE

Yuma Energy, Inc. Suspends Monthly Dividend Payment on its
Series A Cumulative Redeemable Preferred Stock

HOUSTON, TX – (Marketwired – November 12, 2015) – Yuma Energy, Inc. (NYSE MKT: YUMA) (NYSE MKT: YUMA-PA) (the “Company”) today announced that its Board of Directors has suspended the monthly cash dividend payment on the Company’s 9.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) beginning with the month ending November 30, 2015 due to the current depressed commodity price environment which has adversely affected the Company’s cash flows and liquidity.  The dividends on the Company’s Series A Preferred Stock have been suspended until such time as the Company and the Board of Directors deem that the Company has sufficient liquidity to restore the payment of the dividends.

Under the terms of the Series A Preferred Stock any unpaid dividends, including the unpaid dividends for the month ending November 30, 2015 and any future unpaid dividends, will accumulate. If the Company does not pay dividends on its Series A Preferred Stock for any monthly period within a quarterly period for a total of six quarterly periods (whether consecutive or nonconsecutive), the holders of Series A Preferred Stock will have the right to elect two additional directors to serve on the Company’s Board of Directors and the dividend rate per annum on the Series A Preferred Stock will be increased 2.0% per annum until all accumulated and unpaid dividends are paid in full.

The suspension of the monthly dividends does not affect the listing on the NYSE MKT of the Series A Preferred Stock and the Series A Preferred Stock will continue to be listed and traded on the NYSE MKT, subject to the Company’s continued compliance with the NYSE MKT’s listing standards. The suspension of monthly dividends also does not conflict with the Company’s credit facility.

The Series A Preferred Stock is listed on the NYSE MKT and trades under the ticker symbol “YUMA-PA.”

About Yuma Energy, Inc.

Yuma Energy, Inc. is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas properties, primarily through the use of 3-D seismic surveys, in the U.S. Gulf Coast and California. The Company has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. The Company’s current operations are focused on onshore central Louisiana, where the Company is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, the Company has a non-operated position in the Bakken Shale in North Dakota and operated positions in Kern and Santa Barbara Counties in California. Our common stock is traded on the NYSE MKT under the trading symbol “YUMA.” For more information about Yuma Energy, Inc., please visit our website at www.yumaenergyinc.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable,” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken occur or be achieved. The forward-looking statements include statements about future operations, estimates of reserve and production volumes. Forward-looking statements are based on current expectations and assumptions and analyses made by the Company in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to: fluctuations in oil and gas prices; the risks of the oil and gas industry (for example, operational risks in drilling and exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits); the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change. The Company’s annual report on Form 10-K for the year ended December 31, 2014, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, please contact:

James J. Jacobs
Vice President – Corporate and Business Development
Yuma Energy, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Telephone: (713) 968-7000